      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1996
                                                       REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             WILLIAMS-SONOMA, INC.

                    CALIFORNIA                                         94-2203880
             (STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                              3250 VAN NESS AVENUE
                        SAN FRANCISCO, CALIFORNIA 94109
                                 (415) 421-7900
                            ------------------------

                AGENT FOR SERVICE:                                     COPIES TO:
                DENNIS A. CHANTLAND                            DANIEL G. CHRISTOPHER, ESQ.
           Executive Vice President and                            Irell & Manella LLP
           Chief Administrative Officer                    1800 Avenue of the Stars, Suite 900
               Williams-Sonoma, Inc.                          Los Angeles, California 90067
               3250 Van Ness Avenue                                  (310) 277-1010
          San Francisco, California 94109
                  (415) 421-7900

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.
                            ------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
        TITLE OF EACH CLASS OF           AMOUNT TO BE  OFFERING PRICE PER AGGREGATE OFFERING   REGISTRATION
      SECURITIES TO BE REGISTERED         REGISTERED        SECURITY          PRICE(3)          FEE(1)
- -----------------------------------------------------------------------------------------------------------
5 1/4% Convertible Subordinated Notes
  due 2003.............................   $40,000,000         100%          $40,000,000        $13,800
- -----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share................................       (2)              --                --              None
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

(2) Indeterminate number of shares as may become issuable upon conversion of the Notes, including such shares as may be issued pursuant to antidilution adjustments.

(3) Exclusive of accrued interest and distributions, if any.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 9, 1996

PROSPECTUS

                             WILLIAMS-SONOMA, INC.

       U.S. $40,000,000 OF 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                   (INTEREST PAYABLE APRIL 15 AND OCTOBER 15)

     This Prospectus relates to the resale of $40,000,000 aggregate principal amount of 5 1/4% Convertible Subordinated Notes due April 15, 2003 (the "Notes"), of Williams-Sonoma, Inc., a California corporation (the "Company"), and the shares ("Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes. This Prospectus does not cover the original issuance of shares of Common Stock upon conversion of the Notes. The Notes and Shares may be offered from time to time by the holders thereof (the "Selling Securityholders"). See "Plan of Distribution." Information concerning the Selling Securityholders may change from time to time and, to the extent required, will be set forth in Supplements to this Prospectus.

     The aggregate principal amount of Notes that may be offered by the Selling Securityholders pursuant to this Prospectus is $40,000,000. As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $40,000,000. The Notes are convertible into Common Stock initially at a conversion price of $26.10 per share (equivalent to a conversion rate of 38.3142 per U.S. $1,000 principal amount of Notes), subject to adjustment upon the occurrence of certain events, at any time on or after July 15, 1996, and prior to the close of business on the maturity date, unless previously redeemed or repurchased. Interest on the Notes is payable on April 15 and October 15 of each year, commencing on October 15, 1996, with payment in full of the principal amount of the Notes due on April 15, 2003.

     On or after April 15, 1998, the Notes are redeemable, in whole or in part, at the option of the Company at the redemption prices set forth herein, plus accrued interest, provided that the Company may redeem the Notes from April 15, 1998, to April 14, 2000, only if the last reported sale price of the Common Stock for each of the 30 consecutive Trading Days (as hereinafter defined under "Description of Notes -- Conversion Rights") ending on the Trading Day prior to the date of the notice of redemption shall have equalled or exceeded 140% of the conversion price then in effect. See "Description of Notes -- Optional Redemption."

     The Notes are unsecured obligations of the Company and are subordinated in the right of payment to all existing and future Senior Debt (as such term is hereinafter defined under "Description of Notes -- Subordination") of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of May 26, 1996, the aggregate amount of outstanding Senior Debt of the Company was approximately $40 million. As of the same date, the Company's subsidiaries had no indebtedness outstanding for borrowed money, but had guaranteed substantially all of the Company's Senior Debt. See "Description of Notes -- Subordination."

                                                   (continued on following page)

                            ------------------------

      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" FOLLOWING THE SUMMARY HEREIN.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY 9, 1996.

(continued from previous page)

     All of the Notes were initially issued and sold to Goldman, Sachs & Co. (the "Initial Purchaser") pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Notes were sold simultaneously by the Initial Purchaser in transactions exempt from the registration requirements of the Securities Act in the United States to persons reasonably believed by the Initial Purchaser to be Qualified Institutional Buyers as defined in Rule 144A under the Securities Act, to a limited number of institutional investors that are accredited institutional investors within the meanings of Rule 501(a) under the Securities Act, and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes issued and sold in reliance on Rule 144A are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market of the National Association of Securities Dealers, Inc. The Notes are not expected to remain eligible for trading through the PORTAL market after the effectiveness of the Registration Statement relating to this Prospectus. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.

     The Selling Securityholders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Notes and Shares from time to time on terms to be determined at the time of sale. Such dealers may include the Initial Purchaser. See "Plan of Distribution." The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Notes or Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. For information concerning indemnification arrangements between the Company and the Selling Securityholders, see "Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market under the symbol "WSGC." On July 5, 1996, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was U.S. $22 5/8 per share.

     The Company will not receive any of the proceeds from the resale of the Notes or Shares. The Company has agreed to bear certain expenses in connection with the registration and sale of the Notes and Shares being offered by the Selling Securityholders.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                               TABLE OF CONTENTS

    Available Information...........................................................     2
    Documents Incorporated by Reference.............................................     3
    Forward-Looking Statements......................................................     3
    Summary.........................................................................     4
    Risk Factors....................................................................     6
    The Company.....................................................................     9
    Use of Proceeds.................................................................     9
    Ratio of Earnings to Fixed Charges..............................................     9
    Selling Securityholders.........................................................    10
    Description of Certain Existing Indebtedness....................................    12
    Description of Notes............................................................    15
    Description of Capital Stock....................................................    28
    United States Taxation..........................................................    29
    Plan of Distribution............................................................    35
    Legal Matters...................................................................    36
    Experts.........................................................................    36

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock, par value $.01 per share, is listed on the Nasdaq National Market, and reports, proxy statements and other information regarding the Company can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Notes and the Shares, reference is hereby made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1996; (2) the Company's Quarterly Report on Form 10-Q for the quarter ended April 28, 1996; and (3) the description of the Company's Common Stock as set forth in the Company's registration statement on Form 8-A, filed with the Commission on July 25, 1984, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus has been delivered, on the request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits thereto. Written or oral requests for such copies should be directed to Williams-Sonoma, Inc., 3250 Van Ness Avenue, San Francisco, California 94109, Attention: Investor Relations. The telephone number is (415) 421-7900.

                           FORWARD-LOOKING STATEMENTS

     Except for historical information contained herein, the matters discussed in this Prospectus are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the Company's ability to improve planning and control processes and other infrastructure issues, the potential for construction and other delays in store openings, the Company's dependence on external funding sources, a limited operating history for the Company's new large-format stores, the potential for changes in consumer spending patterns, consumer preferences and overall economic conditions, the Company's dependence on foreign suppliers and increasing competition in the specialty retail business. Other factors that could cause actual results to differ materially from those set forth in such forward-looking statements include the risks and uncertainties detailed in the Company's most recent Form 10-K and its other filings with the Commission.

                                    SUMMARY

     The following information is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus.

Securities Offered.........  U.S. $40,000,000 principal amount of 5 1/4%
                               Convertible Subordinated Notes due April 15, 2003 (the "Notes"), with interest payable on April 15 and October 15 of each year, commencing on October 15, 1996.

Issuer.....................  Williams-Sonoma, Inc., a California corporation.

Conversion Price...........  U.S. $26.10 per share (equivalent to a conversion rate of 38.3142 shares per U.S. $1,000 principal amount of Notes), subject to adjustment.

Form and Denomination......  The Notes offered hereby were issued only in registered form. The Notes were initially issued in minimum denominations of $1,000, except that Notes offered other than in reliance on Regulation S or to Qualified Institutional Buyers were issued only in certificated form and in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. The Notes initially sold by Goldman, Sachs & Co. to Qualified Institutional Buyers are represented by Restricted Global Notes (as defined below under "Description of Notes -- Form and Denomination") in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Restricted Global Notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its Participants. Except as described herein, Notes in certificated form will not be issued in exchange for the Global Notes or interests therein. See "Description of Notes -- Form and Denomination."

Convertibility.............  The Notes are convertible into shares of Common
                               Stock of the Company at any time on or after July 15, 1996, and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at the conversion price set forth above. Holders of Notes called for redemption or repurchase will be entitled to convert the Notes to and including, but not after, the close of business on the date fixed for redemption or repurchase, as the case may be.

Optional Redemption........  The Notes may be redeemed at the option of the
                               Company on and after April 15, 1998, in whole or in part, at the redemption prices set forth herein; provided that the Company may redeem the Notes from April 15, 1998, to April 14, 2000, only if the last reported sale price of the Common Stock for each of the 30 consecutive Trading Days ending on the Trading Day prior to the date of the notice of redemption shall have equalled or exceeded 140% of the conversion price then in effect. See "Description of Notes -- Optional Redemption."

Repurchase at Option of
Holders Upon Change in
  Control..................  The Notes are repurchasable, in whole or in part, at the option of the holder upon a Change in Control (as defined below under "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control") at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at the option of the Company, in Common Stock (valued at 95% of the average closing prices of the Common Stock for the five Trading days immediately preceding and including the third Trading day prior to the repurchase date).

Subordination..............  The Notes are subordinated to present and future
                               Senior Debt (as defined below under "Description of Notes -- Subordination") of the Company. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of May 26, 1996, the aggregate amount of outstanding Senior Debt was approximately U.S. $40 million. As of the same date, the Company's subsidiaries had no indebtedness outstanding for borrowed money but had guaranteed substantially all of the Senior Debt. The Indenture (as defined below under "Description of Notes") does not limit the Company's ability to incur Senior Debt or any other indebtedness.

Events of Default..........  Events of default include: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture;
                               (b) failure to pay any interest on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change in Control; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 120 days after written notice as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $5,000,000 is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 90 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization.

Listing....................  The Notes have been designated for trading on the
                               PORTAL System of the National Association of
                               Securities Dealers, Inc. The Notes are not expected to remain eligible for trading through the PORTAL market after the effectiveness of the Registration Statement relating to this Prospectus. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "WSGC."

Governing Law..............  The laws of the State of New York, United States of
                               America.

Indenture..................  Dated as of April 15, 1996, between the Company and
                               Bankers Trust Company, as trustee.

                                  RISK FACTORS

     The following risk factors, together with other information set forth in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchase of the Notes or Shares offered by this Prospectus. (In this Prospectus, the terms "fiscal year" and "fiscal" refer to the Company's fiscal year, which is the 52-or 53-week period ending on the Sunday closest to January 31 of the following calendar year. For example, a reference to "fiscal 1995" refers to the fiscal year ended January 28, 1996.)

PLANNING, LOGISTICAL AND DISTRIBUTION INFRASTRUCTURE

     During the past five fiscal years, the Company has experienced significant growth in its business with net sales increasing from $312.7 million in fiscal 1991 to $644.7 million in fiscal 1995. The Company's retail sales increased from $191 million to $394 million between fiscal 1991 and fiscal 1995, and its catalog sales increased from $113 million to $250 million during the same period. Between fiscal 1991 and fiscal 1995, the Company's total store selling area increased from 434,000 sq. ft. to 690,000 sq. ft., and the number of catalogs mailed increased from 96 million to 132 million. The Company's planning, logistical and distribution infrastructure did not keep pace with its growth during this period and contributed to the operational problems incurred during fiscal 1995. An inability to improve the Company's planning and control processes or successfully complete the upgrade of the mail order facility or the construction of the new telemarketing center on schedule will have an adverse impact on the Company's future financial performance.

DEPENDENCE ON EXTERNAL FUNDING SOURCES

     The Company, like other high-growth retailers, relies significantly on external funding sources to finance its operations and growth. Any unexpected reduction in cash flow from operations could increase the Company's external funding requirements to levels above those currently available to it. During fiscal 1995, as a result of an unexpected reduction in cash flow from operations and above-plan inventory levels, the Company experienced a significant increase in its external funding requirements and in response was required to negotiate several increases to its previous bank line of credit. The Company currently believes that adequate funding will be provided by operating cash flow combined with borrowings under the Notes, the Senior Debt and the bank line of credit available under the Bank Credit Agreement (as defined below under "Description of Certain Existing Indebtedness -- Bank Credit Agreement"). However, there can be no assurance that the Company will not experience unexpected cash flow shortfalls in the future or that any increase in external funding required by such shortfalls will be available to it.

DEVELOPMENT OF LARGE FORMAT STORES

     In fiscal 1994, the Company developed new, large formats for its Williams-Sonoma and Pottery Barn stores. While the Company's experience during the 1995 holiday season was favorable, the Company has limited experience with its large format stores. As of the end of fiscal 1995, the Company had operated only fifteen large format Williams-Sonoma stores and four large format Pottery Barn stores for a full fiscal year. There can be no assurances that the expanded format stores can be operated on a more favorable basis than stores using the old format.

CATALOG COSTS

     The cost of producing and mailing catalogs constitutes a significant part of the operating expenses for the mail order business. In fiscal 1995, the Company incurred approximately $68.6 million in catalog production and mailing expenses. Although the Company attempts to mitigate the impact of increases in paper costs and postal rates by improving catalog productivity, primarily through more selective mailings, there can be no assurances that increases in paper or postal costs will not have an adverse effect on the profitability of the Company's mail order business.

ECONOMIC CONDITIONS; MERCHANDISING TRENDS

     The Company's business is sensitive to changes in consumer spending patterns, consumer preferences and overall economic conditions. Although the Company was able to consistently increase net sales during the past five years, there can be no assurance that an economic downturn or a decline in consumer spending would not have an adverse effect on the Company. Additionally, any delay or failure by the Company in identifying and responding to emerging trends could adversely affect consumer acceptance of the Company's merchandise.

FOREIGN SUPPLIERS

     Approximately 39% of the Company's merchandise is obtained directly or indirectly from foreign sources, most of which are located in Europe and Asia. Accordingly, the Company's operations are subject to the customary risks of doing business abroad, including fluctuations in the value of currencies, import duties, quotas, trade sanctions, work stoppage and, in certain parts of the world, political instability. To date, these factors have not had a material adverse impact on the Company's operation.

SALES TAX MATTERS

     States are becoming increasingly aggressive in their efforts to subject the operations of mail order vendors to their respective taxes imposed on sales of tangible personal property. Although the Company believes that it has adequately provided for sales and use taxes with respect to its operations under existing law, there can be no assurance as to the effect of actions taken by state tax authorities on the Company's financial condition or its results of operations.

     In addition, legislation was introduced in the U.S. Senate on March 13, 1995, that would authorize each state to require certain out-of-state vendors who are subject to personal jurisdiction of that state to collect and remit sales taxes with respect to sales of goods shipped to that state. If legislation of this type ultimately were enacted and applicable to the Company, the Company would incur additional administrative expenses in collecting such taxes and may experience reduced sales to customers in an amount that could adversely affect the Company. The potential amount of such negative impact cannot currently be quantified.

LABOR RELATIONS

     Although none of its employees are currently covered by collective bargaining agreements, the Company has recently learned that an effort is currently underway involving the United Food and Commercial Workers to organize approximately 600 employees in the Company's catalog order department. To date, the Company has not received a demand for recognition. The Company cannot predict whether the effort to organize will be successful and, if so, what impact it would have on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company depends on the services of certain senior executives and, in particular, the services of W. Howard Lester, Chairman of the Board and Chief Executive Officer, Gary Friedman, Chief Merchandising Officer and
President -- Retail Division, Patrick J. Connolly, Executive Vice President and General Manager -- Catalog Division, and Dennis A. Chantland, Executive Vice President, Chief Administrative Officer, Secretary and Acting Chief Financial Officer. The Company does not have employment agreements with any of its senior executives and does not maintain any key man life insurance. The loss of the services of Mr. Lester, Mr. Friedman, Mr. Connolly, Mr. Chantland or other key senior executives could have a material adverse effect on the Company's business and results of operations.

COMPETITION

     The specialty retail business is highly competitive. Increased competition may adversely affect the Company's future financial performance. Many of the Company's competitors have greater financial, distribution and marketing resources than the Company. The recent substantial sales growth in the mail order catalog industry has encouraged the entry of many new competitors and an increase in competition from established companies.

SEASONALITY

     The Company's business is subject to substantial seasonal variations in demand. In anticipation of its peak season from October through December, the Company hires a substantial number of additional employees to bolster its staff in its retail stores and mail order processing and distribution areas, and incurs significant fixed catalog production and mailing costs. If for any reason the Company's sales were to be substantially below seasonal norms during the October through December period, or if the Company could not hire a sufficient number of qualified employees in these areas during peak periods, the Company's annual results would be adversely affected.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE NOTES

     The obligations of the Company under the Notes are subordinate to all present and future Senior Debt of the Company and pari passu with obligations to or rights of the Company's general unsecured creditors. The Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. As of May 26, 1996, the aggregate amount of outstanding Senior Debt was approximately $40 million. As of the same date, the Company's subsidiaries had no indebtedness outstanding for borrowed money but had guaranteed substantially all of the Senior Debt. The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness. See "Description of Notes -- Subordination."

ABSENCE OF TRADING MARKET

     There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of holders to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

     The Company's Restated Articles of Incorporation authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors, without further action by the stockholders. These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. See "Description of Capital Stock -- Preferred Stock" and "-- Certain Charter Provisions."

                                  THE COMPANY

     The Company, together with its subsidiaries, is a national specialty retailer of fine quality cooking and serving equipment, home furnishings and home and garden accessories, which it markets through approximately 240 retail stores and five mail order catalogs. The Company believes that it is one of the country's largest specialty retailers of such equipment, furnishings and accessories. The Company's retail stores and mail order catalogs accounted for approximately 61% and 39%, respectively, of the Company's net sales in fiscal 1995.

     The Company's objective is to become the leading specialty retailer and mail order merchandiser of high quality, home-centered merchandise. The Company offers these products through five concepts, each of which is focused on a different area of the home: Williams-Sonoma offers culinary and serving equipment; Pottery Barn features items in casual home furnishings, flatware and table accessories; Hold Everything offers innovative household storage products; Gardener's Eden features home gardening equipment and accessories; and Chambers offers high quality bed and bath products. Together, these concepts help customers satisfy their home-centered needs from the kitchen and garden to the bedroom and bath.

     Williams-Sonoma, Pottery Barn and Hold Everything market merchandise through both mail order catalogs and retail stores. The Company believes that these two methods of distribution complement each other. Both methods contribute to overall customer awareness of the concept, and the mail order catalogs are an effective advertising vehicle for the retail stores. Gardener's Eden and Chambers, presently the two smallest concepts, market merchandise only through mail order catalogs.

     The Company was founded in 1956 in Sonoma, California, by Charles E. Williams, currently Vice Chairman and a director of the Company. Williams-Sonoma was one of the first retailers of fine quality cookware in the United States. Two years later, the Sonoma store was moved to San Francisco. In 1972, the Company began to offer its Williams-Sonoma kitchen products through mail order catalogs. The Company expanded into areas of the home-centered business beyond kitchen products by acquiring Gardener's Eden in 1982, Pottery Barn in 1986 and California Closet Company, Inc., a direct marketer and installer of customized closet systems, in 1990. The Company also internally developed Hold Everything in 1983 and Chambers in 1989. In August 1994, the Company sold California Closet Company, Inc., which accounted for 2% of sales for the fiscal year ended January 30, 1994.

     The Company is a California corporation which was organized in April 1973. The Company's executive offices are located at 3250 Van Ness Avenue, San Francisco, California 94109, and its telephone number is (415) 421-7900.

                                USE OF PROCEEDS

     The Notes and the Shares offered by the Selling Securityholders are not being sold by the Company, and the Company will not receive any proceeds from the sale thereof.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated:

                             FISCAL YEAR ENDED                                      FISCAL QUARTER ENDED
- ----------------------------------------------------------------------------     ---------------------------
JANUARY 28,     JANUARY 29,     JANUARY 30,     JANUARY 31,     FEBRUARY 2,       APRIL 28,       APRIL 30,
   1996            1995            1994            1993             1992            1996            1995
- -----------     -----------     -----------     -----------     ------------     -----------     -----------
                                                                                 (UNAUDITED)     (UNAUDITED)
  1.22              4.15            3.04            1.33            1.39             .12             .80

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. For this purpose, earnings consist of net earnings from continuing operations plus taxes and fixed charges, excluding capitalized interest, if any. Fixed charges consist of interest expense, capitalized interest, if any, that portion of rent expense as is representative of the interest factor and amortization of debt expense and discount or premium.

                            SELLING SECURITYHOLDERS

     The Notes were issued and sold by the Company to Goldman, Sachs & Co. ("Initial Purchaser") on April 15, 1996, pursuant to a private placement, and were acquired by the Selling Securityholders in connection with resale transactions with the Initial Purchaser pursuant to Rule 144A, Regulation D or Regulation S under the Securities Act or from other holders acquiring such Notes from prior holders thereof.

     The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and the Common Stock issued upon conversion of the Notes. The term Selling Securityholder includes the holders listed below and the beneficial owners of the Notes and their transferees, pledgees, donees or other successors.

     The following table sets forth information with respect to the record holders of the Notes as of June 27, 1996. It has been prepared based on information furnished to the Company by or on behalf of the Selling Securityholders. Goldman, Sachs & Co. maintains ongoing business relations with the Company and in connection therewith provides investment banking services to the Company for which it receives customary fees. None of the other Selling Securityholders has, or within the past three years has had, any material relationship with the Company.

                                                                         NUMBER OF      PERCENTAGE
                                              PRINCIPAL    PERCENTAGE     SHARES        OF COMMON
                                              AMOUNT OF     OF NOTES     THAT MAY         STOCK
       NAME OF SELLING SECURITYHOLDER        NOTES OWNED   OUTSTANDING    BE SOLD     OUTSTANDING(2)
  -----------------------------------------  -----------   -----------   ---------    --------------
   1. Boston Safe Deposit & Trust Co. .....  $ 8,615,000       21.5%       330,077         1.25%
   2. Chase Manhattan Bank, N.A. ..........    8,185,000       20.5%       313,602         1.19%
   3. Chemical Bank........................    7,635,000       19.1%       292,529         1.11%
   4. Goldman, Sachs & Co. ................    6,075,000       15.2%       232,759         0.88%
   5. Bear Stearns Securities Corp. .......    1,600,000        4.0%        61,303         0.23%
   6. Lehman Brothers, Inc. ...............    1,380,000        3.5%        52,874         0.20%
   7. Custodial Trust Company..............    1,215,000        3.0%        46,552         0.18%
   8. SSB -- Custodian.....................    1,040,000        2.6%        39,847         0.15%
   9. Northern Trust Co. -- Trust..........      805,000        2.0%        30,843         0.12%
  10. First Tennessee Bank, N.A. ..........      800,000        2.0%        30,651         0.12%
  11. Sanwa Bank California................      535,000        1.3%        20,498            *
  12. Morgan Stanley & Co., Inc. ..........      450,000        1.1%        17,241            *
  13. Wagner, Stott & Co. .................      425,000        1.1%        16,284            *
  14. Mercantile, Safe Deposit & Trust
    Co. ...................................      400,000        1.0%        15,326            *
  15. Republic New York Securities
    Corp. .................................      400,000        1.0%        15,326            *
  16. Bank of New York.....................      375,000        0.9%        14,368            *
  17. Investors Bank & Trust/M.F.
    Custody................................       65,000        0.2%         2,490            *
  18. Any other holder of Notes or future
      transferee from any such holder.
                                              ----------       ----        -------          ---
            Total..........................  $40,000,000      100.0%     1,532,570(1)      5.80%
                                              ==========       ====        =======          ===

- ---------------
* Less than 0.1%

(1) Due to rounding, this column does not exactly total the aggregate number of Shares of Common Stock issuable upon conversion of the Notes, which is 1,532,568 (not including such shares as may be issuable pursuant to anti-dilution assignments).

(2) Percentage of Common Stock Outstanding is calculated using both the number of shares outstanding and the options outstanding or available for grant as of May 26, 1996.

     The per share conversion price and, therefore, the number of Shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. Accordingly, the number of Shares of Common Stock issuable upon conversion of the Notes may increase or decrease. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or Shares of Common Stock issuable upon conversion of the Notes, no estimate can be given as to the amount of the Notes or Shares of Common Stock issuable upon conversion of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, since the date on which the Selling Securityholders provided the information regarding their holdings of Notes, they may have sold, transferred or otherwise disposed of all or a portion of their Notes in transactions exempt from the registration requirements of the Securities Act.

                  DESCRIPTION OF CERTAIN EXISTING INDEBTEDNESS

BANK CREDIT AGREEMENT

     On March 29, 1996, the Company renewed its line of credit with Bank of America National Trust and Savings Association (the "Bank") and entered into a Second Amended and Restated Credit Agreement (the "Bank Credit Agreement"). The Bank Credit Agreement replaced the Amended and Restated Credit Agreement between the Company and the Bank, dated October 13, 1994. During fiscal 1995, as a result of an unexpected reduction in cash flow from operations and above-plan inventory levels, the Company experienced a significant increase in its external funding requirements and in response was required to negotiate several increases to its previous bank line of credit.

     The Bank Credit Agreement consists of a revolving credit facility for cash advances and a sub-facility for letters of credit. The Bank Credit Agreement expires on March 27, 1997 with letters of credit issued thereunder maturing not later than March 27, 1998. The aggregate principal amount available under the facility varies according to the seasonal requirements of the Company from a high of $90,000,000 ($80,000,000 for cash advances) to a low of $60,000,000
($35,000,000 for cash advances). The Company is required to pay interest on amounts outstanding under the line of credit at the Bank's "Reference Rate" (currently 8.25%) plus 0.75% or, at the Company's option, at the Bank's "Offshore Rate" (currently 5.50%) plus 1.50%.

     The Company's increased working capital requirements necessitated additional long-term funding. The sale of the Notes satisfied the requirement for additional long-term funding and entitled the Company to a reduction in the margins on the Bank's Reference Rate and Offshore Rate to 0.25% and 1.0%, respectively.

     As of May 26, 1996, there were approximately $7 million of borrowings and $7 million in letters of credit issued and outstanding under the line of credit with the Bank.

     The Bank Credit Agreement imposes certain covenants and other requirements on the Company. In general, the affirmative covenants include standard operating covenants requiring the Company, among other things, to use the loan proceeds for seasonal inventory growth, capital expenditures and letters of credit, provide certain financial information to the Bank, maintain the Company's property in good working condition, maintain customary insurance coverage, and keep proper books and records.

     The Bank Credit Agreement also contains certain negative covenants and restrictions that, among other things, limit: (i) incurrence of certain additional indebtedness; (ii) incurrence of certain liens and certain other encumbrances; (iii) engaging in any business substantially different from the Company's business as it existed on the date of the Bank Credit Agreement; (iv) liquidating or dissolving the Company; (v) entering into any consolidation, merger, joint venture, syndicate or other combination; (vi) leasing or disposing of all or a substantial part of the Company's assets; (vii) acquiring or purchasing a business or its assets, (viii) selling or disposing of assets out of the ordinary course or entering into sale and leaseback agreements; (ix) capital expenditures; (x) payment of dividends; and (xi) prepayments of subordinated indebtedness. Covenants in the Bank Credit Agreement also require minimum levels of consolidated tangible net worth and certain fixed charge coverage ratios and debt-to-tangible-net-worth ratios. In addition, the Company must reduce the principal amount outstanding under the revolving credit facility to zero for a specified 30-day period during the term of the Bank Credit Agreement.

     Events of default under the Bank Credit Agreement include, among other things: (i) failure to make payments when due; (ii) provision of false or misleading information; (iii) certain events of insolvency; (iv) entry of judgments in excess of $1 million above any insurance coverage; (v) any government action that the Bank believes materially adversely affects the financial condition of the Company and its subsidiaries or their collective ability to repay; (vi) a material adverse change in the financial condition, properties or prospects of the Company and its subsidiaries or in their collective ability to repay; (vii) certain defaults under other debt instruments; (viii) certain defaults or violations of the Company's other agreements with the Bank; and (ix) certain prohibited ERISA events.

     The obligations of the Company under the Bank Credit Agreement, and certain other agreements with the Bank, are guaranteed by each of the Company's subsidiaries up to a maximum principal amount of $120,000,000. Except for assets on deposit with the Bank, such obligations are not secured by any assets of the Company or any subsidiary.

SENIOR NOTES

     On August 1, 1995, the Company issued and sold in a private placement $40,000,000 principal amount of 7.2% Senior Notes due August 8, 2005 (the "Senior Notes"). The Senior Notes bear interest at 7.2% per year, payable semiannually in arrears on each February 8 and August 8 and at maturity, and mature on August 8, 2005. As of May 26, 1996, there was approximately $40,000,000 principal amount outstanding under the Senior Notes.

     Under the terms of the related Note Agreement (the "Senior Notes Agreement"), the Company is required to make mandatory prepayments on each August 8 (commencing August 8, 1999 and ending August 8, 2004, both inclusive) in an amount equal to the lesser of (a) $5,714,285 or (b) the principal amount of the Senior Notes then outstanding. The Company may also prepay the outstanding Senior Notes, either in whole or in part, by payment of the principal amount of the Senior Notes, or portion thereof, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount (as defined in the Senior Notes Agreement).

     The payment by the Company of all amounts due with respect to the Senior Notes and the performance by the Company of its obligations under the Senior Notes Agreement are guaranteed by all of the Company's subsidiaries. However, such obligations are not secured by any assets of the Company or any subsidiary.

     The Senior Notes Agreement imposes certain covenants and other obligations on the Company. In general, the affirmative covenants include standard operating covenants requiring the Company, among other things, to keep in full force and effect its corporate existence, maintain customary insurance coverage, file all necessary tax returns and comply with all laws and regulations, maintain the Company's property in good working condition, and keep proper books and records. Covenants in the Senior Notes Agreement also require the Company to maintain a specified level of consolidated tangible net worth and a minimum fixed charge coverage ratio.

     The Senior Notes Agreement also contains certain negative covenants and restrictions that, among other things, prohibit: (i) engaging in any business substantially different from the Company's business as it existed on the date of the Senior Notes Agreement; (ii) incurring certain additional indebtedness;
(iii) incurring liens or other encumbrances; (iv) entering into sale and leaseback transactions; (v) making dividend payments; (vi) making certain investments; (vii) entering into any consolidation, merger or other combination;
(viii) selling or disposing of assets out of the ordinary course of business;
(ix) selling, pledging or otherwise disposing of stock of subsidiaries; (x) issuing guaranties; (xi) repurchasing Senior Notes other than on a pro rata basis from all Holders; (xii) entering into certain transactions with affiliates; and (xiii) terminating pension plans.

     Events of default under the Senior Notes Agreement include, among other things: (i) failure to make payments and prepayments when due; (ii) failure to maintain a specified level of consolidated tangible net worth or minimum fixed charge coverage ratios; (iii) failure to observe the restrictions on additional indebtedness, liens, sale and leaseback transactions, dividend payments, investments, mergers, consolidations or sales of assets; (iv) certain defaults under other debt instruments; (v) provision of false or misleading information;
(vi) final judgment or judgments for the payment of money outstanding against the Company or any subsidiary involving an aggregate in excess of $2.5 million;
(vii) failure to maintain the subsidiary guarantees; (viii) appointment of a custodian, liquidator, trustee or receiver for the Company or a subsidiary in certain circumstances; (ix) certain insolvency events; and (x) failure by the Company to observe or perform any obligation under any other provision of the Senior Notes Agreement if such failure is not remedied within a specified period of time.

MORTGAGE ON PRINCIPAL OFFICES

     On March 9, 1994, the Company entered into a Standing Loan Agreement with the Bank for a $7,000,000 mortgage (the "Loan") due and payable on April 2, 2001 at LIBOR plus 1.25%. The Company subsequently entered into an interest rate swap agreement with the Bank which fixed the rate at 7.8% per year. Interest and principal payments are due quarterly on the 1st of each January, April, July and October. The mortgage is secured by the Company's corporate headquarters (the "Property") which was purchased by the Company in December 1993.

     The relevant agreements impose certain covenants and other requirements on the Company. The affirmative covenants include standard operating covenants requiring the Company, among other things, to (i) comply with all laws, regulations and commitments to governmental authorities; (ii) allow the Bank access to the Property site for inspection visits; (iii) maintain customary insurance coverage and such other insurance as the Bank may require; and (iv) preserve all rights necessary or desirable for operation of the Property and conduct of the business, and maintain the Property in good condition.

     Covenants in the relevant agreements also require the Company to (i) obtain the Bank's consent prior to entering into a conditional sales contract under which a seller reserves title or the right of repossession or removal after the purchased materials are installed on the Property; (ii) pay Bank expenses incurred in connection with making, disbursement and administration of the Loan;
(iii) provide the Bank with financial and other information; (iv) notify the Bank of litigation affecting the Company, of notice that the business is not in compliance with a law, regulation or court order, and of a material adverse change in the Property's physical condition or the Company's financial condition or operations that adversely affects the Company's intended use of the Property or its ability to repay the Loan; (v) indemnify the Bank for liabilities, claims, actions, damages, costs and expenses involving the Property; and (vi) perform all acts necessary or advisable to perfect any lien or security interest provided for in connection with the Loan.

     The relevant agreements also contain certain negative covenants and restrictions that, among other things, restrict the Company's ability to: (i) engage in any substantially different business activities; (ii) liquidate or dissolve its business; (iii) lease or dispose all or a substantial part of its business or assets except in the ordinary course of business and in any event not in excess of $1,000,000 per fiscal year; and (iv) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of the Company's fixed or capital assets with the exception that the Company may enter into sale and leaseback transactions with an aggregate consideration not exceeding $1,000,000 per fiscal year.

     Events of default include, among other things: (i) failure to make payments when due; (ii) failure to comply with certain covenants; (iii) certain events of insolvency or bankruptcy; (iv) dissolution or liquidation of the Company; (v) provision of a false or misleading material representation or warranty; (vi) failure of the Bank to have an enforceable first lien on, or security interest in, the Property as security for the Loan (except as agreed by the Bank in writing); (vii) filing of a lawsuit, entering of judgment or taking of action by any governmental authority against the Company that materially adversely affects the Company's use of the Property or the Company's ability to repay the Loan;
(viii) failure of the Company or any affiliate to meet the conditions of, or to perform any of, the obligations under any other agreement the Company has with the Bank (or any affiliate) on a credit agreement if it consists of tie failure to make a payment when due and such action provides the other lender with a right to accelerate the obligation; and (ix) material adverse change in the Company's financial condition or any other event which materially impairs the Company's intended use of the Property or the Company's ability to repay the Loan.

                              DESCRIPTION OF NOTES

     The Notes were issued under an indenture, dated as of April 15, 1996 (the "Indenture"), between the Company and Bankers Trust Company, as trustee (the "Trustee"), copies of which are available for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, the City of New York, New York. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Williams-Sonoma, Inc. and not to its subsidiaries. Parenthetical references to section numbers within and following certain paragraphs in this section are to provisions of the Indenture. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms.

GENERAL

     The Notes are unsecured subordinated obligations of the Company, are limited to U.S. $40,000,000 aggregate principal amount, and will mature on April 15, 2003. Payment in full of the principal amount of the Notes is due on April 15, 2003. The Notes bear interest at 5 1/4% per annum from April 15, 1996, payable semiannually on April 15 and October 15 of each year, commencing on October 15, 1996. Interest payable per $1,000 principal amount of Notes for the period from April 15, 1996 to October 15, 1996 will be $26.25. (sec.sec. 3.1 and 3.7)

     The Notes are convertible into Common Stock initially at the conversion price of $26.10 per share (equivalent to a conversion rate of 38.3142 per U.S. $1,000 principal amount of Notes), subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time on or after July 15, 1996, and prior to the close of business on the maturity date, unless previously redeemed or repurchased. (sec.sec. 2.3 and 13.1 )

     The Notes are redeemable under the circumstances and at the redemption prices set forth below under "-- Optional Redemption."

FORM AND DENOMINATION

     Except as provided below, Notes sold to Qualified Institutional Buyers otherwise than in reliance on Regulation S are represented by one or more global Notes in definitive, fully registered form without interest coupons (collectively, the "Restricted Global Note") and are deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Restricted Global Note (and any Notes issued in exchange therefor) is subject to certain restrictions on transfer set forth therein and in the Indenture and bears the legend regarding such restrictions set forth under "Notice to Investors."

     Notes issued pursuant to Regulation S ("Regulation S Notes") are represented by one or more global notes in fully registered form without interest coupons (collectively, the "Regulation S Global Note" and, together with the Restricted Global Note, the "Global Notes" or each individually, a "Global Note") registered in the name of a nominee of DTC and deposited with the Trustee, for the accounts of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). The Regulation S Global Note (and any Notes issued in exchange therefor) bears the legend set forth in bold type on the cover of the version of the Offering Circular used in connection with the offering of the Regulation S Notes.

     Beneficial interests in the Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global Note, only upon receipt by the Trustee of a written certification from the transferor (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or Rule 904 of Regulation S or Rule 144 under the Securities Act (a "Regulation S Global Note Certificate"). Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

     Except in the limited circumstances described below under "-- Global Notes," owners of beneficial interests in Global Notes are not entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form.

     Restricted Notes initially purchased by Qualified Institutional Buyers were issued only in certificated form.

     The Notes were issued only in fully registered form, without exception. The Notes were initially issued in minimum denominations of $1,000, except that Notes offered other than in reliance on Regulation S or to Qualified Institutional Buyers were issued only in certificated form and in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     The Company will cause each transfer agent to act as a registrar and will cause to be kept at the office of each transfer agent a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, the City of New York, New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

     The Company has initially appointed the Trustee at its corporate trust office as paying agent, transfer agent, registrar and conversion agent for the Notes. In such capacities, the Trustee is responsible for, among other things,
(i) maintaining a record of the aggregate holdings of Notes represented by the Regulation S Global Note and the Restricted Global Note and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees, (iii) transmitting to the Company any notices from holders, (iv) accepting conversion notices and related documents, and transmitting the relevant items to the Company and (v) delivering certificates for Common Stock issued in conversion of the Notes.

GLOBAL NOTES

     The following description of the operations and procedures of DTC, Euroclear and CEDEL is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     Upon the issuance of the Regulation S Global Note and the Restricted Global Note, DTC credits, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global

Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes presented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note is able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and CEDEL). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples thereof.

     Investors may hold their interests in the Regulation S Global Note through CEDEL or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. CEDEL and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Regulation S Global Note in customer's securities accounts in the depositaries' names on the books of DTC. Investors may hold their interests in the Restricted Global Note directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are participants in such system. All interests in a Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL may also be subject to the procedures and requirements of such system.

     Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to the following considerations, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected by DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositaries for Euroclear or CEDEL.

     Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the DTC settlement date. Cash received on Euroclear or CEDEL as a result of sales of interests in a Global Note by or through a Euroclear or CEDEL participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following the DTC settlement date.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below under "-- Events of Default") under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such notes to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, Euroclear and CEDEL, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and CEDEL, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under "-- Global Notes," or, in the case of a Global Note held for an account of Euroclear or CEDEL, Euroclear or CEDEL (as the case may be) is closed for business for 14 continuous days or announces an intention to cease or permanently ceases business, the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the Regulation S Global Note or Restricted Global Note, as the case may be.

     In the case of certificates for Notes in non-global form issued in exchange for the Restricted Global Note, such certificates will bear the legend referred to under "Notice to Investors" (unless the Company determines otherwise in accordance with applicable law), subject, with respect to such Notes, to the provisions of such legend. The holder of a Note in non-global form may transfer such Note, subject to compliance with the provisions of such legend, by surrendering it at the office or agency maintained by the Company for such purpose of the Borough of Manhattan, the City of New York, which initially will be the office of the Trustee. Upon the transfer, exchange or replacement of Notes bearing the legend, or upon specific request for removal of the legend on a Note, the Company will deliver only Notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Company such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by the Company that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the

Securities Act. Before any Note in non-global form may be transferred to a person who takes delivery in the form of an interest in any Global Note, the transferor will be required to provide the Trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be.

     Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the States therein and any other applicable laws, to ensure that the Shelf Registration Statement or amendment covering the Notes and the Common Stock is declared effective by the Commission or as DTC, Euroclear or CEDEL may require.

REGISTRATION RIGHTS

     The Selling Securityholders are entitled to the benefits of a Registration Rights Agreement, dated as of April 10, 1996, between the Company and the Initial Purchaser (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has, at its expense, filed with the Commission on July 9, 1996, a shelf registration statement on Form S-3, of which this Prospectus is a part (the "Registration Statement"), with respect to resales of the Notes and the Shares. The Company has also agreed to use its best efforts to cause such Registration Statement to be declared effective by the Commission within 90 days after such Registration Statement was filed and to use its best efforts to maintain such Registration Statement continuously effective under the Securities Act until the third annual anniversary of the date of the effectiveness of the Registration Statement or such earlier date as is provided in the Registration Rights Agreement.

     In the event that the Registration Statement ceases to be effective prior to the third annual anniversary of the initial effective date of the Registration Statement or such earlier date as is provided in the Registration Rights Agreement for a period in excess of 60 days, whether or not consecutive, during any 12-month period, then the interest rate borne by the Notes will increase by an additional one-half of one percent (0.50%) per annum on the 61st day of the applicable 12-month period such Registration Statement ceases to be effective to but excluding the day on which the Registration Statement again becomes effective.

CONVERSION RIGHTS

     The Holder of any Note has the right, at the Holder's option, to convert any portion of the principal amount of a Registered Note that is an integral multiple of $1,000, into shares of Common Stock at any time on or after July 15, 1996 (except that Notes represented by the Regulation S Global Note may be converted only after the receipt of the Regulation S Global Note), and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 38.3142 shares per U.S. $1,000 principal amount of Notes (equivalent to a conversion price of $26.10 per share) (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the redemption date or repurchase date for such Note. (sec.sec. 2.3 and 13.1)

     The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the specified office of the Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share or, at the Company's option, rounded up to the next whole number of shares; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date during, in each case, such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date but before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or to be repurchased on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash based on the market price of Common Stock at the close of business on the day of conversion. Such market price will be calculated by the Company and shall be deemed to be the average of the daily Closing Prices per share for the five consecutive Trading Days selected by the Company commencing not more than 10 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex" date with respect to an issuance or distribution requiring such computation. The term "ex' date," when used with respect to any issuance or distribution, means the first date on which the Common Stock trades without the right to receive such issuance or distribution. "Closing Price Per Share" means, for any day, the reported last sales price per share on the Nasdaq National Market. A "Trading Day" is any day on which the Nasdaq National Market is open for business. (sec.sec. 1.1, 2.3, 3.7, 13.2 and 13.3)

     A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless the person requesting such issue has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid. (sec.sec. 13.2 and 13.8)

     The conversion rate is subject to adjustment in certain events, including:
(a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the second succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the second succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in
(e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer.

The Company reserves the right to make such increases in the conversion rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock will not be taxable to the recipients. No adjustment of the conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion rate. (sec. 13.4) The Company shall compute any adjustments to the conversion price pursuant to this paragraph and will give notice to the Holders of the Notes of any adjustments. (sec. 13.5)

     In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note or coupon, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (sec. 13.11)

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on, the Notes and coupons is subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Debt of the Company. "Senior Debt" means the principal of and interest on, and all other amounts (including, without limitation, collection expenses, attorney's fees and late charges) owing with respect to, the following, whether direct or indirect, absolute or contingent, secured or unsecured, due or to become due, outstanding at the date of execution of this Indenture or thereafter incurred or created:
(a) indebtedness of the Company for money borrowed or evidenced by a note or similar instrument or written agreement given in connection with the acquisition of any businesses, properties or assets, including securities, (b) indebtedness of the Company to banks, insurance companies or other financial institutions evidenced by notes or other written obligations (including bank overdrafts), (c) indebtedness of the Company evidenced by notes, debentures, bonds or other securities issued under the provisions of an indenture or similar instrument,
(d) indebtedness of others of the kinds described in the preceding clauses (a),
(b) and (c) that the Company has assumed, guaranteed or otherwise assured the payment thereof, directly or indirectly, (e) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under United States generally accepted accounting principles and/or (f) deferrals, renewals, extensions and refundings of, or bonds, debentures, notes or other evidences of indebtedness issued in exchange for, or amendments, modifications or supplements to, or covenants and other obligations of the Company in connection with, the indebtedness described in the preceding clauses
(a) through (e) whether or not there is any notice to or consent of the Holders of Notes; except (i) indebtedness and advances among the Company and its direct and indirect Subsidiaries, and (ii) any particular indebtedness, deferral, renewal, extension or refunding, if it is expressly stated in the governing terms or in the assumption thereof that the indebtedness involved is not Senior Debt. (sec.sec. 1.1, 14.1 and 14.2)

     No payment on account of principal, premium, if any, or interest on, the Notes or any coupon may be made if there shall have occurred (i) a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) with respect to any Senior Debt or (ii) any other event of default with respect to any Senior Debt, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist after written notice of such event of default shall have been given to the Company and the Trustee by any holder of Senior Debt. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any and interest due on all Senior Debt must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. (sec. 14.2)

     As of May 26, 1996, the aggregate principal amount of outstanding Senior Debt was approximately $40 million. In addition, the Notes are structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of May 26, 1996, the Company's subsidiaries had no indebtedness outstanding for borrowed money but had guaranteed substantially all of the Senior Debt.

     The Indenture does not limit the Company's ability to incur Senior Debt or any other indebtedness.

OPTIONAL REDEMPTION

     The Notes may not be redeemed prior to April 15, 1998. Thereafter, the Notes may be redeemed, in whole or in part, at the option of the Company, upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below, at the redemption prices set forth below; provided, that the Company may redeem the Notes from April 15, 1998, to April 14, 2000, only if the last reported sale price of the Common Stock for each of the 30 consecutive Trading Days ending on the Trading Day prior to the date of the notice of redemption shall have equalled or exceeded 140% of the conversion price then in effect.

     The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning on April 15 of the following years:

                                                                        REDEMPTION
                                       YEAR                               PRICE
            ----------------------------------------------------------  ----------
            1998......................................................    103.75
            1999......................................................    103.00
            2000......................................................    102.25
            2001......................................................    101.50
            2002......................................................    100.75

and thereafter at a redemption price equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption. (sec.sec. 2.3, Article XII)

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If a Change in Control (as defined below) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price equal to 100% of the principal amount of the Notes to be repurchased (the "Repurchase Price"), together with interest accrued to the Repurchase Date. (sec. 15.1)

     The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock, the fair market value of which Common Stock shall be equal to 95% of the average of the closing prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided that payment may not be made in Common

Stock unless such shares are listed on a national securities exchange or traded on the Nasdaq National Market at the time of payment. (sec. 15.1)

     Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company Notice shall be sufficiently given to Holders of Notes if in writing and mailed, first class postage prepaid, to each Holder of a Note affected by such event, at the address of such Holder. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. At least two business days prior to the Repurchase Date, the Company must publish a notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in Common Stock. (sec. 15.2)

     A Change in Control shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

          (1) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

          (2) any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another person into the Company, or any sale or transfer of all or substantially all of the assets of the Company to another Person (other than a merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Stock of the Company or (y) which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely Common Stock);

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such Trading Day, or (b) all of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Change in Control consists of Common Stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such Common Stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of original execution of the Indenture. (sec. 15.3)

     Any repurchase in connection with a Change in Control would, absent a waiver from the holders of Senior Debt, be blocked by the subordination provisions of the Notes. See "-- Subordination." Failure by the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "-- Events of Default."

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

     The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other Person or, directly or indirectly, convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than a wholly-owned subsidiary), and the Company may not permit any Person (other than a wholly-owned subsidiary) to consolidate with or merge into any the Company or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to the Company, unless (a) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred or leased is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and has expressly assumed the due and punctual payment of the principal of, premium, if any, and interest on the Notes and coupons and the performance of the other covenants of the Company under the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) the Company has provided to the Trustee an Officer's Certificate and Opinion of Counsel as provided in the Indenture. (sec. 8.1)

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture: (a) failure to pay principal or Redemption Price of any Note when due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest (including Liquidated Damages) on any Note or coupon when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) default in the Company's obligation to provide notice of a Change in Control; (d) failure to perform any other covenant or warranty of the Company in the Indenture, continuing for 120 days after written notice to the Company by the Trustee as provided in the Indenture; (e) any indebtedness for money borrowed by the Company in an outstanding principal amount in excess of $5,000,000 is not paid at final maturity or upon acceleration thereof and such default in payment or acceleration is not cured or rescinded within 90 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (sec. 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (sec. 6.3) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 5.12)

     If an Event of Default (other than an Event of Default specified in subsections (a), (b), and (f) above) occurs and is continuing, the Trustee shall, at the written request of the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes, by notice in writing to the Company, declare the principal of all the Notes to be due and payable immediately, and upon any such declaration such principal and any accrued interest and any unpaid Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsections (a) or (b) occurs and is continuing, the Holder of any Outstanding Note may, by notice in writing to the Company (with a copy to the Trustee), declare the principal of such Note to be due and payable immediately, and upon any such declaration such principal and (subject to Indenture) any accrued interest and Liquidated Damages thereon will become immediately due and payable. If an Event of Default specified in subsection (f) occurs and is continuing, the principal and any accrued interest, together with any Liquidated Damages thereon, on all of the Notes then Outstanding shall ipso facto become due and payable immediately without any declaration or other Act on the part of the Trustee or any Holder.

     At any time after a declaration of acceleration has been made but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal and interest have been cured or waived as provided in the Indenture. (sec. 5.2)

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (sec. 5.8)

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (sec. 11.9)

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests. (Article X)

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or rate of interest on, any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the coin or currency of payment of principal of, premium, if any, or interest on, any Note or coupon,
(f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or coupon, (g) adversely affect the right to convert Notes, (h) modify the subordination provisions in a manner adverse to the Holders of the Notes, (i) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (j) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (k) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a Resolution or the quorum required at any meeting of Holders of Notes at which a Resolution is adopted, or (l) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws (sec.sec. 9.2 and 5.13). The quorum at any meeting called to adopt a Resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (sec. 10.4)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. (sec. 11.11) The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest. (sec. 5.13)

TRANSFER AND EXCHANGE

     The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in the City of New York. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts. (sec.sec. 3.5 and 11.2)

PURCHASE AND CANCELLATION

     The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.

     All Securities and coupons surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Securities so delivered to the Trustee shall be cancelled promptly by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in the Indenture. Unless otherwise requested by the Company and confirmed in writing, the Trustee shall, from time to time but not less than once annually, destroy all cancelled Securities and coupons and deliver to the Company a certificate of destruction, which certificate shall specify the number, principal amount and, in the case of Securities, the form of each cancelled Security and coupon so destroyed. (sec. 3.9)

TITLE

     The Company and the Trustee may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of the first such publication or on the date of such mailing, as the case may be. (sec.sec. 1.1 and 1.5)

     Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to a transfer agent outside the United States of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued. (sec. 3.6)

PAYMENT OF STAMP AND OTHER TAXES

     The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while Notes remain outstanding if (a) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, (b) all outstanding Notes are scheduled for redemption within one year or (c) all outstanding Notes are delivered to the Trustee for conversion in accordance with the Indenture and in the case of (a) or (b) above, the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption. (Section 4.1)

GOVERNING LAW

     The Indenture, the Notes and the coupons will be governed by and construed in accordance with the laws of the State of New York, United States of America. (sec. 1.10)

THE TRUSTEE

     In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (sec.sec. 6.1 and 6.3)

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue up to 126,562,500 shares of Common Stock, $.01 par value per share, and 7,500,000 shares of Preferred Stock, $.01 par value per share. As of May 26, 1996, there were 25,463,123 shares of Common Stock outstanding held by 601 holders of record. There are no shares of Preferred Stock outstanding. In addition, as of May 26, 1996 the Company had options outstanding, or available for grant, to purchase 953,572 shares of Common Stock pursuant to its stock option plans.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, and upon giving the notice required by law, may cumulate votes in the election of directors. Subject to contractual restrictions on dividends and to preferences which may be granted to holders of Preferred Stock, each holder of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, each holder of Common Stock is entitled to share ratably in all assets remaining after payments of liabilities and the liquidation preference of outstanding Preferred Stock, if any. Holders of Common Stock have no conversion, preemptive rights or other rights to subscribe for additional shares of Common Stock, and there are no redemption rights or sinking fund provisions with respect to the Common Stock. The outstanding shares of Common Stock are, and the shares issuable upon conversion will be, when issued upon conversion, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors, without further action by the holders of Common Stock and subject to any limitations prescribed by law, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description and number of shares constituting wholly unissued shares of Preferred Stock. The Board of Directors, without further shareholder approval but subject to any limitations prescribed by law, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. No shares of Preferred Stock presently are outstanding, and the Company currently has no plans to issue shares of Preferred Stock. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control or other corporate action.

CERTAIN CHARTER PROVISIONS

     The Company's Restated Articles of Incorporation authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors, without further action by the shareholders. These provisions could have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

     The Company's Restated Articles of Incorporation require that any merger, consolidation, dissolution or sale of all or substantially all the assets of the Company must be approved by the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote thereon. The requirement of a super-majority vote to approve certain corporate transactions could enable a minority of the Company's shareholders to exercise veto powers over such transactions.

     The Company has also included in its Restated Articles of Incorporation provisions to eliminate the personal liability of its directors to the Company or its stockholders for monetary damages to the fullest extent permitted under California law. The Restated Articles of Incorporation also authorize the Company to provide indemnification of its directors, officers and other agents for breaches of duty to the Company or its stockholders through bylaw provisions or agreements in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Company's Amended and Restated Bylaws grant the

Company the power to indemnify, advance expenses to, and purchase and maintain insurance for its directors and officers to the fullest extent permitted by under California law. The Company does not have any indemnification agreements with any of its directors or officers.

TRANSFER AGENT

     The transfer agent for the Common Stock is Chemical Mellon Shareholder Services, L.L.C.

                             UNITED STATES TAXATION

     The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of Notes and of Common Stock into which the Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") ) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF NOTES OR SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDER

     As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust other than a "foreign estate" or "foreign trust" as defined in Section 7701(a)(31 ) of the Code.

     Payment of Interest

     Interest on a Note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes.

     Sale, Exchange or Redemption of the Notes

     Except as discussed below under "-- Market Discount," upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption.

     Market Discount

     Purchasers of Notes may be affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a
Note is purchased at a market discount (i.e, at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and the Purchaser subsequently recognizes gain upon a disposition or retirement of the Note, the lesser of (i) the gain recognized or (ii) the portion of the market discount that accrued on a ratable basis while such holder held the Note (or, if elected, on constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, accrued market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). In addition, unless the Purchaser elects to include market discount in income as it accrues, a purchaser of a market discount debt instrument may be required to defer a portion of any otherwise deductible interest expense on indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

     Amortizable Bond Premium

     If a United States Holder purchases a Note for a premium (i.e. for an amount that is greater than the amount payable at maturity) that exceeds the value of the conversion privilege, such Holder will be considered to have purchased such Note with "amortizable bond premium" equal in amount to such excess. Such a United States Holder may elect (in accordance with Section 171 of the Code) to amortize such premium (as an offset to interest income on the
Note), using a constant yield method. The amount of amortizable bond premium and the term over which it is to be amortized are determined with reference to the amount payable on maturity or, if it results in a smaller premium attributable to the period ending on an earlier redemption date, with reference to the amount payable on the earlier redemption date. Under regulations recently proposed by the United States Treasury Department, a United States Holder who purchases a Note sixty or more days after such regulations are finalized, would in determining the amortizable amount take into account the Company's right to call the Notes only if exercise of the call would increase such United States Holder's yield on the Note. A Holder who elects to amortize bond premium must reduce his tax basis in the Note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the Internal Revenue Service with respect to debt instruments acquired after revocation.

     Conversion of the Notes

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional Share of Common Stock. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Any accrued market discount not previously taken into income prior to a conversion of a Note would (under Treasury Regulations not yet issued) carry over to the Common Stock received on conversion and be treated as ordinary income to the extent of any gain recognized on a subsequent disposition of the Common Stock.

     Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

     Dividends

     Dividends paid on the Common Stock generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

     If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of Notes (pursuant to Section 305 of the Code). Such Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

     Sale of Common Stock

     Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. Gain on the sale or exchange of the Common Stock may, however, be ordinary income to the extent of any market discount accrued on the Notes at the time of conversion into Common stock. A United States Holder's basis and holding period in and the effect of market discount on Common Stock received upon conversion of a Note are discussed above under "-- Conversion of the Notes."

     Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

     Payment of Interest

     Payment of interest on a Note or coupon by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers to the payor IRS Form 4224, or, under proposed regulations, a revised Form W-8.

     Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

     Sale, Exchange or Redemption of the Notes

     A Non-United States Holder of a Note or coupon will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note or coupon (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such Holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such Holder in the United States, (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation (see discussion under "United States Foreign Investment in Real Property Tax Act" below).

     Conversion of the Notes

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

     Sale or Exchange of Common Stock

     A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States
Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

     Dividends

     Dividends paid (or deemed paid, as described above under "United States Holders -- Dividends") on Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers to the payor IRS Form 4224, or, under proposed regulations, a revised Form W-8.

     Death of a Non-United States Holder

     A Note or coupon held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note or coupon would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders -- Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply. to any payment of the proceeds of the sale of a Note or coupon or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note or coupon provides the statement described in "Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption.

     Under current law, dividends on Common Stock held by a Non-United States Holder if paid to an address outside the United States, will not be subject to the information reporting and backup withholding requirements described in this section. Under proposed regulations, however, such dividends would be subject to information reporting and backup withholding unless the beneficial owner furnished a Form W-8 to the withholding agent.

     Proposed regulations issued by the United States Department of the Treasury would, if adopted in their current form, provide prospectively alternate procedures for establishing exemption from the information reporting and backup withholding requirements.

     United States Foreign Investment in Real Property Tax Act

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. A "United States real property interest" generally includes any interest (other than an interest solely as a creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the prior five-year period) a "United States real property holding corporation". The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. If it is not established that the Company is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and the Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Common Stock and the Notes except with respect to a Non-United States Holder whose beneficial ownership of Common Stock or Notes exceeds 5% of the total fair market value of the Common Stock.

     An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain regularly traded on an established securities market.

     The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.

     The regularly-traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a nonregularly traded class acquired over a period of time will be aggregated and valued as of the date of the subsequent acquisition for purposes of applying the 5% test described above.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. The foregoing discussion assumes that the Notes constitute interests that are nonregularly traded interests convertible into a regularly traded class of interests. Although not currently anticipated, if the Notes were to become regularly traded, the regularly-traded exemption might not apply to Notes owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of the Notes at any time during the five year period ending on the date of disposition of the Notes or other applicable determination date.

     Any investor that may approach or exceed any of the 5% ownership thresholds discussed above, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the resale of $40,000,000 of Notes issued on April 15, 1996, and the resale of the shares (the "Shares") of Common Stock issuable upon conversion of Notes. This Prospectus does not cover the initial issuance of shares of Common Stock upon conversion of the Notes. The Notes and Shares may be offered from time to time by the Selling Securityholders.

     The Selling Securityholders, acting as principals for their own account, may sell all or a portion of the Notes or Shares from time to time on any exchange on which such securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Notes or Shares which may be offered hereby and beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Securityholders and the purchasers of the Notes or Shares for whom they may act as agent. To the extent required, the aggregate principal amount of Notes and number of Shares of Common Stock to be sold hereby, the names of the Selling Securityholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions, discounts or other terms constituting compensation with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Shares of Common Stock offered by them hereby will be the purchase price of such Notes or Shares of Common Stock less discounts and commissions, if any. The Company will not receive any of the proceeds from the resale of the Notes or Shares offered hereby.

     The Notes and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees of commissions in connection therewith.

     The outstanding Common Stock is listed for trading on the Nasdaq National Market, and the Company currently intends to apply for listing of the Shares on the Nasdaq National Market. The Notes are currently eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. The Notes are not expected to remain eligible for trading through the PORTAL market after the effectiveness of the Registration Statement relating to this Prospectus. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system. There is no assurance as to development or liquidity of any trading market that may develop for the Notes.

     Goldman, Sachs & Co. has engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future.

     In order to comply with the securities laws of certain states, if applicable, the Notes and Shares offered hereby will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the Notes or Shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Securityholders and any brokers-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Notes or Shares of Common Stock offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company and the Selling Securityholders have agreed to indemnify each other against certain liabilities arising under the Securities Act. The Company has agreed to pay all expenses incident to the offer and sale of the Notes and Shares offered hereby by the Selling Securityholders to the public, other than the brokers's commissions and underwriting discounts and commissions.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by the law firm of Irell & Manella LLP, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules of Williams-Sonoma, Inc. and subsidiaries as of January 28, 1996, and January 29, 1995, and for the three fiscal years in the period ending January 28, 1996, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of the Company for the fiscal year ended January 28, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated April 15, 1996, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Company in connection with the distribution of securities being registered, are estimated as follows:

    S.E.C. Registration Fee....................................................  $13,800
    Accounting Fees and Expenses...............................................    7,500
    Legal Fees and Expenses....................................................   10,000
    Printing Expenses..........................................................    4,000
                                                                                 -------
              Total............................................................  $34,800

     The Selling Stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the Notes and Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law and Section 7.06 of the Company's bylaws ("Bylaws") provide for the indemnification of directors, officers and "agents" (as defined in Section 317 of the California General Corporation Law) under certain circumstances. The Bylaws grant the Company the power to indemnify its directors, officers and "agents" under certain circumstances to the extent permitted by California law against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of their positions as directors, officers or "agents." Pursuant to California law and the Company's Bylaws, the Company is required to indemnify directors, officers and "agents" against expenses actually and reasonably incurred to the extent that such party is successful on the merits in defense of certain proceedings.

     Section 204(a)(11) of the California General Corporation Law provides for the indemnification, subject to certain limitations, of directors, officers and "agents" for breach of their duty to a corporation and its shareholders in excess of that expressly permitted by Section 317 of the California General Corporation Law. On December 6, 1988, the Company's Articles of Incorporation were amended implementing Section 204(a)(11) of the California General Corporation Law.

     Section 317 of the California General Corporation Law also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liabilities asserted against or incurred by the agent in such capacity. The Company maintains a director's and officer's liability insurance policy insuring the Company's directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances in the event that indemnification payments are made by the Company to such directors and officers.

ITEM 16.  EXHIBITS

    EXHIBIT
    NUMBER                                       DESCRIPTION
    ------      -----------------------------------------------------------------------------
      4.1       Indenture dated as of April 15, 1996, between the Company and Bankers Trust
                Company, as Trustee, in respect of the 5 1/4% Convertible Subordinated
                Notes due 2003(1)
      4.1A      Cross Reference Sheet
      4.2       Form of 5 1/4% Convertible Subordinated Notes due 2003
      4.3       Registration Rights Agreement dated as of April 15, 1996, between the Company and Goldman, Sachs & Co.(1)
      5.1       Legal Opinion of Irell & Manella LLP
     12.1       Computation of earnings to fixed charges
     23.1       Consent of Irell & Manella LLP (included in legal opinion filed as Exhibit
                5.1)
     23.2       Consent of Deloitte & Touche LLP
     24.1       Power of Attorney (included on pages II-4 and II-5 of this Registration
                Statement)
     25.1       Statement of Eligibility and Qualification Under the Trust Indenture Act of
                1939 of a Corporation Designated to Act as Trustee on Form T-1.

- ---------------
(1) Incorporated by reference to Exhibits 10.10A and 10.10B to the Company's Annual Report on Form 10-K for the period ended January 28, 1996 as filed with the Commission on April 19, 1996.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 9th day of July, 1996.

                                          WILLIAMS-SONOMA, INC.

                                          By: /s/ DENNIS A. CHANTLAND
                                          --------------------------------------
                                                  Dennis A. Chantland
                                          Executive Vice President, Chief
                                          Administrative Officer, Acting Chief
                                          Financial Officer and Secretary
                                          (principal financial officer)


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints W. Howard Lester, Patrick J. Connolly and Dennis A. Chantland, or any of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             SIGNATURE                                  TITLE                          DATE
- -----------------------------------    ---------------------------------------    --------------
         /s/ W. HOWARD LESTER          Chairman of the Board and Chief              July 9, 1996
- -----------------------------------      Executive Officer (principal
         W. Howard Lester                executive officer)

       /s/ DENNIS A. CHANTLAND         Executive Vice President, Chief              July 9, 1996
- -----------------------------------      Administrative Officer, Acting Chief
        Dennis A. Chantland              Financial Officer and Secretary
                                         (principal financial officer)

       /s/ PATRICK J. CONNOLLY         Director and Senior Vice President           July 9, 1996
- -----------------------------------
        Patrick J. Connolly

          /s/ GARY G. FRIEDMAN         Director and Executive Vice President        July 9, 1996
- -----------------------------------
         Gary G. Friedman

             SIGNATURE                                  TITLE                          DATE
- -----------------------------------    ---------------------------------------    --------------
       /s/ CHARLES E. WILLIAMS         Vice Chairman and Director                   July 9, 1996
- -----------------------------------
        Charles E. Williams

           /s/ JAMES M. BERRY          Director                                     July 9, 1996
- -----------------------------------
          James M. Berry

            /s/ NATHAN BESSIN          Director                                     July 9, 1996
- -----------------------------------
           Nathan Bessin

        /s/ MILLARD S. DREXLER         Director                                     July 9, 1996
- -----------------------------------
        Millard S. Drexler

        /s/ F. WARREN HELLMAN          Director                                     July 9, 1996
- -----------------------------------
         F. Warren Hellman

         /s/ JAMES A. MCMAHAN          Director                                     July 9, 1996
- -----------------------------------
         James A. McMahan

           /s/ JOHN E. MARTIN          Director                                     July 9, 1996
- -----------------------------------
          John E. Martin

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                                   DESCRIPTION                                    PAGES
- ------      ---------------------------------------------------------------------    ------------
  4.1       Indenture dated as of April 15, 1996, between the Company and Bankers
              Trust Company, as Trustee, in respect of the 5 1/4% Convertible
              Subordinated Notes due 2003(1).....................................
  4.1A      Cross Reference Sheet................................................
  4.2       Form of 5 1/4% Convertible Subordinated Notes due 2003...............
  4.3       Registration Rights Agreement dated as of April 15, 1996, between the
              Company and Goldman, Sachs & Co.(1)................................
  5.1       Legal Opinion of Irell & Manella LLP.................................
 12.1       Computation of Earnings to Fixed Charges.............................
 23.1       Consent of Irell & Manella LLP (included in legal opinion filed as
              Exhibit 5.1).......................................................
 23.2       Consent of Deloitte & Touche LLP.....................................
 24.1       Power of Attorney (included on pages II-4 and II-5 of this
              Registration Statement)............................................
 25.1       Statement of Eligibility and Qualification Under the Trust Indenture
              Act of 1939 of a Corporation Designated to Act as Trustee on Form
              T-1................................................................

- ---------------
(1) Incorporated by reference to Exhibits 10.10A and 10.10B to the Company's Annual Report on Form 10-K for the period ended January 28, 1996 as filed with the Commission on April 19, 1996.